Exhibit 99.2

Execution Version

Stock Purchase AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of February 8, 2021, is made by and among B. Riley Financial, Inc., a Delaware corporation (the “Purchaser”), and Vintage Capital Management, LLC, a Delaware limited liability company (“Vintage” or the “Seller”). As used herein, “Parties” refers collectively to the Purchaser and the Seller.

RECITALS

WHEREAS, the Seller directly beneficially owns the number of shares of the common stock, par value $0.01 per share (“Common Stock”), of Babcock & Wilcox Enterprises, Inc. (the “Company”) set forth opposite its name on Exhibit A attached hereto (collectively, the “Purchased Shares”);

WHEREAS, it is the intention of the Company to commence an underwritten public offering (the “Contemplated Offering”) of shares of the Common Stock promptly following the execution of this Agreement; and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller:, all of the Purchased Shares for a purchase price per Purchased Share equal to the closing price of a share of Common Stock on the first trading day following the date of this Agreement (the “Purchase Price”).

Now, therefore, in consideration of the mutual promises, agreements, representations, warranties, and covenants contained herein, the Parties hereby agree as follows:

Section 1.         Purchase and Sale.

(a)            Agreement to Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, the Purchaser hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell to the Purchaser, at the Closing (as defined below), the Purchased Shares, free and clear of all liens, options, rights of first refusal, preemptive rights, servitudes, security interests, mortgages, pledges, deeds of trust, easements, encumbrances, restrictions on transfer, liens for taxes, conditional sales or other title retention agreements or defects in title (collectively, “Liens”) other than (x) restrictions on transfer set forth in the Company’s organizational documents or the Investors Rights Agreement (as defined below) and (y) restrictions on transfer under applicable securities Laws (clauses (x) and (y) together, “Permitted Liens”).

(b)            Closing; Deliveries.

(i)            The closing of the purchase and sale of the Purchased Shares pursuant to Section 1(a) (the “Closing”) shall take place remotely via the exchange of documents and signatures at 8:00 a.m., Los Angeles time, on the first Business Day to occur following the satisfaction or waiver of the conditions set forth in Section 6, or at such other time as the Purchaser and the Seller mutually agree (such date, the “Closing Date”).

(ii)           At the Closing (or, in the case of clause (A) below, at such other date as determined by the Parties), on the terms and subject to the conditions set forth in this Agreement, including the conditions set forth in Section 6:

A.           the Purchaser shall pay the Purchase Price in respect of each Purchased Share by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller;

B.           the Purchaser shall deliver to the Seller a certificate, signed by an appropriate officer of the Purchaser, as contemplated by Sections 6(a)(ii) and 6(a)(iii);

C.           the Seller shall deliver to the Purchaser a certificate, signed by the Seller or an appropriate officer thereof, as applicable, as contemplated by Sections 6(b)(v) and 6(b)(vi); and

D.           each of the Purchaser and the Seller shall execute and deliver any other customary documents or certificates reasonably requested by the other parties hereto which are reasonably necessary to give effect to the Closing and do not conflict with any of the terms of this Agreement.

(iii)          The delivery of the Purchased Shares by the Seller to the Purchaser at the Closing shall be made and evidenced with such actions and documents as are reasonably required by the Company and its transfer agent in order to record and evidence the transfer of the Purchased Shares with the transfer agent and on the books and records the Company.

Section 2.         Intentionally Omitted.

Section 3.         Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as set forth below:

(a)            Organization, Power and Authority. Vintage is duly organized and is validly existing and in good standing under the laws of the State of Delaware. Vintage has the requisite power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization of this Agreement.

(b)            Execution and Delivery; Enforceability. This Agreement is duly and validly executed and delivered by the Seller and constitutes, or, when executed and delivered, will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to general principles of equity.

(c)            No Conflict. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Seller is a party or by which the Seller is bound or to which any of the property or assets of the Seller or, to the extent applicable, any of its subsidiaries is subject, (ii) to the extent applicable, will not result in any violation of the provisions of the Seller’s certificate of incorporation, bylaws, or similar governance documents, and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any law, statute, rule or regulation or any license, authorization, injunction, judgment, order, decree, rule, or regulation of any court or governmental agency or body having jurisdiction over the Seller or any of its properties, except in any such case described in subclauses (i) and (iii) for any conflict, breach, violation, default, acceleration, or lien which would not, individually or in the aggregate, reasonably be expected to prohibit, materially delay, or materially and adversely affect the Seller’s performance of its obligations under this Agreement.

(d)            Consents and Approvals. No consent, notice, filing, approval, authorization, order, registration, or qualification of or with any court or governmental agency or body having jurisdiction over the Seller or any of its properties is required to be obtained or made by the Seller for the performance of and compliance with all of the provisions herein by the Seller and the consummation of the transactions contemplated herein, except for any consent, notice, filing, approval, authorization, order, registration, or qualification (i) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (ii) under applicable securities laws, or (iii) which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to prohibit, materially delay, or materially and adversely affect the Seller’s performance of its obligations under this Agreement.

(e)            Title to Purchased Shares. The Seller is the sole owner of record of the Purchased Shares set forth opposite its name on Exhibit A attached hereto, and owns all right, good and valid title and interests (legal and beneficial) in and to the Purchased Shares free and clear of all Liens, other than Permitted Liens. Upon the transfer of the Purchased Shares owned by the Seller to the Purchaser and payment to the Seller of the Purchase Price in respect of such Purchased Shares, the Purchaser will acquire good and valid title to such Purchased Shares free and clear of all Liens, other than Permitted Liens or Liens created by actions of the Purchaser or its affiliates. No other person or entity, has any option, call, warrant, commitment or similar right with respect to the Purchased Shares owned by the Seller and the Seller has not entered into any agreement or contract (whether written or oral) with any Person imposing, or that would reasonably be expected to impose, a Lien on the Purchased Shares other than Permitted Liens.

(f)            Brokers. The Seller has not, directly, or indirectly, engaged any person acting in the capacity of a finder or broker, nor has the Seller incurred any obligations for any finder’s, broker’s fee, commission or similar fees, in connection with the transactions contemplated by this Agreement.

(g)           No Reliance. The Seller acknowledges that, with respect to its entry into this Agreement on the date hereof, it is not relying upon any representation or warranty made by the other Party not expressly set forth in this Agreement.

Section 4.         Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as set forth below:

(a)            Organization, Power and Authority. The Purchaser is duly organized and is validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the requisite power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization of this Agreement.

(b)            Execution and Delivery; Enforceability. This Agreement is duly and validly executed and delivered by the Purchaser and constitutes, or, when executed and delivered, will constitute, a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to general principles of equity.

(c)            No Registration. The Purchaser understands that the Purchased Shares being sold to it have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations and warranties as expressed herein or otherwise made pursuant hereto.

(d)            Investment Intent. The Purchaser is acquiring the Purchased Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with all applicable securities laws, including the Securities Act. The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with all applicable securities laws, including the Securities Act.

(e)            Securities Laws Compliance. The Purchased Shares will not be offered for sale, sold, or otherwise transferred by the Purchaser except pursuant to a registration statement or in a transaction exempt from, or not subject to, registration under the Securities Act and any other applicable securities laws.

(f)            Sophistication. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Purchased Shares being acquired hereunder. The Purchaser understands and is able to bear any economic risks associated with such investment (including the delayed delivery of the Purchased Shares from the date of this Agreement until the applicable Closing Date and the necessity of holding the Purchased Shares for an indefinite period of time). The Purchaser acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the information contained herein and evaluate its investment in the Purchased Shares.

(g)            Accredited Investor. The Purchaser is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

(h)            No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby, (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser or any of its subsidiaries is subject, (ii) will not result in any violation of the provisions of the Purchaser’s certificate of incorporation, bylaws, or similar governance documents, and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any law, statute, rule or regulation or any license, authorization, injunction, judgment, order, decree, rule, or regulation of any court or governmental agency or body having jurisdiction over the Purchaser or any of its properties, except in any such case described in subclauses (i) and (iii) for any conflict, breach, violation, default, acceleration, or lien which would not, individually or in the aggregate, reasonably be expected to prohibit, materially delay, or materially and adversely affect the Purchaser’s performance of its obligations under this Agreement.

(i)            Consents and Approvals. No consent, notice, filing, approval, authorization, order, registration, or qualification of or with any court or governmental agency or body having jurisdiction over the Purchaser or any of its properties is required to be obtained or made by the Purchaser for the purchase and acceptance of the Purchased Shares on the terms and conditions set forth in this Agreement, and the performance of and compliance with all of the provisions herein by the Purchaser and the consummation of the transactions contemplated herein, except for any consent, notice, filing, approval, authorization, order, registration, or qualification (i) as may be required under the HSR Act, (ii) under applicable securities laws, or (iii) which, if not made or obtained would not, individually or in the aggregate, reasonably be expected to prohibit, materially delay, or materially and adversely affect the Purchaser’s performance of its obligations under this Agreement.

(j)            Brokers. The Purchaser has not, directly, or indirectly, engaged any person acting in the capacity of a finder or broker, nor has the Purchaser incurred any obligations for any finder’s, broker’s fee, commission or similar fees, in connection with the transactions contemplated by this Agreement.

(k)            No Reliance. The Purchaser acknowledges that, with respect to its entry into this Agreement on the date hereof, it is not relying upon any representation or warranty made by the Seller not expressly set forth in this Agreement.

Section 5.         Additional Covenants and Agreements of the Parties.

(a)            Cooperation. Each of the Parties shall use its reasonable best efforts (and shall cause its subsidiaries to use their respective reasonable best efforts) to reasonably cooperate with all other Parties and to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its or their part under this Agreement and applicable laws to consummate and make effective the transactions contemplated by this Agreement, including making and seeking all material governmental and third-party notifications, filings, consents, waivers and approvals required for the transactions contemplated hereby.

(b)            Excluded Information.

(i)            The Seller, on the one hand, and the Purchaser, on the other hand (each for purposes of this Section 5(c), as applicable, a “Representing Party”), understands and acknowledges that other Representing Party(ies) (the “Other Party”), and/or one or more of such Other Party’s affiliates may be in possession of non-public information relating to the Company or the Purchased Shares not known to the Representing Party, including information received from or on behalf of the Company or its representatives or other sources on a confidential basis and information received on a privileged basis (collectively, the “Excluded Information”). The Excluded Information may include, without limitation, information relating to the Company’s financial condition (including historic and projected financial and other information), future capital expenditures, future prospects, projections, business strategies, litigation, settlement discussions, negotiations, restructurings, corporate acquisition or disposition plans, financings, backlog and prospects, statuses of projects, information received through the Company or its representatives, which information such Other Party has not disclosed to such Representing Party. Each Representing Party acknowledges that the Excluded Information may be (i) indicative of a value of the Purchased Shares that is substantially more or less than the Purchase Price or otherwise adverse to such Representing Party or/and (ii) material to the Purchaser’s decision to purchase the Purchased Shares and to Seller’s decision to sell the Purchased Shares. The Excluded Information is not being disclosed by or on behalf of the Other Party to the Representing Party. Each Representing Party agrees that each Other Party and its affiliates shall not be obligated to disclose any Excluded Information to such Representing Party, nor be deemed to have relied on the Excluded Information by virtue of its purchase or sale of the Purchased Shares.

(ii)           Each Representing Party represents and acknowledges that it determined to enter into the transactions contemplated by this Agreement for its own business purposes, notwithstanding the Other Party’s or its affiliates’ possession of the Excluded Information and the non-disclosure thereof, and agrees that none of the Other Party, its affiliates or any of their representatives shall have any liability to the Representing Party or its affiliates, and the Representing Party hereby to the extent permitted by law waives and releases any claims that the Representing Party or any of its affiliates may have against such Other Party or any of its affiliates or representatives with respect to the non-disclosure of the Excluded Information; provided that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of such Other Party expressly set forth in this Agreement.

(c)            Regulatory Filings.

(i)            If the Seller and the Purchaser determine that a filing with the United States Federal Trade Commission and the United States Department of Justice is required to be made in connection with the Closing, then the Purchaser (and, if applicable, the Seller) shall, as promptly as reasonably practicable following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice, the notification and report forms required for the transactions contemplated by this Agreement, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, and any supplemental information requested in connection therewith pursuant to the HSR Act. The Seller and the Purchaser shall furnish or cause to be furnished to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act.

(ii)           The Seller and the Purchaser shall: (i) use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act in connection with the Closing; (ii) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any governmental agency or body; and (iii) comply promptly with any such inquiry or request and supply to any governmental agency or body without undue delay any additional information requested. Neither the Seller nor any Purchaser (nor any of their respective affiliates or representatives) shall participate in any meeting or material discussion with any governmental agency or body in respect of any such filings, applications, investigations, or other inquiries without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant governmental agency or body, the opportunity to attend and participate in such meeting or discussion (which, at the request of the Seller or the Purchaser, shall be limited to outside antitrust counsel only).

(iii)          Nothing in this Agreement, including this Section 5(c), shall require the Purchaser or any of its affiliates to: (i) proffer to, agree to, or sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the date of this Agreement, any assets or the Purchased Shares (or to consent thereto); (ii) proffer to, agree to or implement any changes in (including through a licensing arrangement), or any restrictions on or other impairment of, the Purchaser’s or any such affiliates’ ability to use, own, operate or take any other actions with respect to any assets of the Purchaser or any such affiliates, the Purchased Shares, or the Purchaser’s or any such affiliates’ ability to vote, transfer, receive dividends or otherwise exercise full ownership or other rights with respect to the Purchased Shares; or (iii) take any action to overturn, defend against or oppose any action by any governmental authority or regulatory body to prohibit the transactions contemplated by this Agreement or prevent, materially delay or materially impair consummation of the transactions contemplated by this Agreement.

Section 6.         Conditions to the Obligations of the Parties.

(a)            Conditions to the Seller’s Obligations to Sell Shares. The obligations of the Seller to sell the Purchased Shares on the Closing Date shall be subject to the satisfaction of each of the following conditions (which may be waived in whole or in part by the Seller in its sole discretion):

(i)            The Company shall have completed the Contemplated Offering and received at least $100,000,000 in proceeds (before underwriting discounts and commissions) from such Contemplated Offering by no later than February 22, 2021.

(ii)           (A) The representations and warranties of the Purchaser set forth in Section 4 shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) the Seller shall have received at the Closing a certificate signed by an appropriate officer of the Purchaser to the effect that such officer has read this Section 6(a)(ii) and the conditions set forth in this Section 6(a)(ii) have been satisfied.

(iii)          The Purchaser shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and the Seller shall have received a certificate signed on behalf of the Purchaser by an appropriate officer of the Purchaser to such effect.

(iv)          If a filing is required under the HSR Act with respect to the purchase of any Purchased Shares on the Closing Date, the waiting period, including any extensions thereof, applicable to the consummation of such purchase shall have been terminated or expired.

(v)           No statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority of competent jurisdiction, and no judgment, injunction, decree, or order of any federal, state, or foreign court of competent jurisdiction shall have been issued that, in each case, prohibits the consummation of the transactions contemplated by this Agreement.

(b)            Conditions to the Purchaser’s Obligations to Accept Shares. The obligations of the Purchaser to purchase the Purchased Shares on the Closing Date shall be subject to the satisfaction of each of the following conditions (which may be waived in whole or in part by the Purchaser in its sole discretion):

(i)            The Company shall have completed the Contemplated Offering and received at least $100,000,000 in proceeds (before underwriting discounts and commissions) from such Contemplated Offering by no later than February 22, 2021.

(ii)  [intentionally omitted]

(iii) [intentionally omitted]

(iv) [intentionally omitted]

(v) (A) The representations and warranties of the Seller set forth in Section 3 shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) the Purchaser shall have received at the Closing a certificate signed by an appropriate officer of the Seller to the effect that such officer has read this Section 6(b)(v) and the conditions set forth in this Section 6(b)(v) have been satisfied.

(vi) The Seller shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the applicable Closing Date, and the Purchaser shall have received a certificate signed on behalf of the Seller by an appropriate officer of the Seller to such effect.

(vii) If a filing is required under the HSR Act with respect to the purchase of any Purchased Shares at the Closing Date, the waiting period, including any extensions thereof, applicable to the consummation of such purchase shall have been terminated or expired.

(viii) No statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority of competent jurisdiction, and no judgment, injunction, decree, or order of any federal, state, or foreign court of competent jurisdiction shall have been issued that, in each case, prohibits the consummation of the transactions contemplated by this Agreement.

Section 7.         Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned (a) at any time by mutual written agreement of the Parties, (b) by the Purchaser or the Seller if the Closing has not occurred by March 25, 2021, (c) by the Seller following a material breach of this Agreement by the Purchaser (after notice thereof and a reasonable opportunity to cure) or (d) by the Purchaser following a material breach of this Agreement by the Seller (in each case, after notice thereof and a reasonable opportunity to cure). Upon termination under this Section 6, all rights and obligations of the Parties shall terminate without any liability of any Party to any other Party except that (i) nothing contained herein shall release any Party hereto from liability for any willful breach of this Agreement and (ii) the covenants and agreements made by the Parties in Sections 5(b), this Section 7 and Sections 8 through 14 will survive indefinitely in accordance with their terms.

Section 8.         Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic transmission (provided, that any such transmission is promptly confirmed by the recipient thereof (excluding automatically-generated responses)), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to the Purchaser:

c/o B. Riley Financial, Inc.
11100 Santa Monica Blvd., Suite 800
Los Angeles, CA 90025
Attention: Alan N. Forman, General Counsel
Email: aforman@brileyfin.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Attention: Patrick S. Brown
Email: brownp@sullcrom.com

If to the Seller:

c/o Vintage Capital Management, LLC
4705 S. Apopka Vineland Road, Suite 206
Orlando, FL 32819
Attention: Brian R. Kahn
Email: bkahn@vintcap.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Russell Leaf
Email: rleaf@willkie.com

Section 9.         Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement (including the right to receive any Purchased Shares hereunder) may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) the Purchaser, in the case of an assignment by the Seller, or (c) the Seller, in the case of an assignment by the Purchaser. Notwithstanding the foregoing, the Purchaser may at any time and without the consent of the Seller assign this Agreement or its rights, interests or obligations hereunder to any wholly owned subsidiary of the Purchaser; provided that (i) the Purchaser shall remain liable for any of its obligations hereunder following any such assignment, (ii) any such assignee shall, as of the effective date of such assignment, be required to make and be capable of making the representations set forth in Section 4 with respect to such assignee, (iii) such assignee shall be bound by and subject to the obligations of the Purchaser under this Agreement as if such assignee were a party hereto, (iv) the Purchaser and its controlled affiliates shall be prohibited from transferring any of its ownership interest in such assignee to a third party without the Seller’s prior written consent, and (v) any such assignment shall not delay the timing for the occurrence of the Closing. Any purported assignment in violation of this Section 9 shall be null and void ab initio.

Section 10.       Prior Negotiations; Entire Agreement; Expenses. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, or understandings, whether written or oral, between the Parties with respect to the transactions contemplated hereby. Each Party shall bear all costs incurred by such Party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.       Governing Law; Venue. THIS AGREEMENT (AND ANY CLAIMS OR CAUSE OF ACTION ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR STATUTE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, then any federal court of the United States of America sitting in the State of Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement, and irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, or with respect to any action or proceeding hereunder, shall be heard and determined in such courts, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each Party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction. Each Party hereby waives and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts, that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH OR CONTEMPLATED BY THIS AGREEMENT.

Section 12.       Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other Parties (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 13.       Waivers and Amendments.

(a)            Waivers and Amendments Generally. This Agreement may be amended, modified, superseded, cancelled, renewed, or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by all the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power, or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power, or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power, or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power, or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

Section 14.       Definitions; Interpretation. When a reference is made in this Agreement to “Sections” such reference shall be to a Section of this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. Whenever the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import are used in this Agreement, they shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by law to close in New York, New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered all as of the date first written above.

B. Riley Financial, Inc.

By	/s/ Bryant R. Riley
	Name:	Bryant R. Riley
	Title:	Co-Chief Executive Officer

Vintage Capital Management, LLC

By	/s/ Brian R. Kahn
	Name:	Brian R. Kahn
	Title:	Manager

Exhibit A

Purchased Shares

Sellers

Name / Address	Number of Shares of Common Stock Held
Vintage Capital Management, LLC 4705 S. Apopka Vineland Road, Suite 206 Orlando, FL 32819	10,720,785
Total	10,720,785